                                                                    Exhibit 11.1

                       MHI GROUP, INC. AND SUBSIDIARIES
                  COMPUTATION OF NET INCOME PER COMMON SHARE
                    (000'S OMITTED, EXCEPT PER SHARE DATA))
                                  (UNAUDITED)


                                                                                 Three Months Ended
                                                                                      July 31,
                                                                          --------------------------------
                                                                               1995               1994
Net income applicable to adjusted common
  shares                                                                  $          238      $      1,128
                                                                          ==============      ============
Average common shares outstanding                                              6,271,175         6,169,240

Net shares to be issued upon exercise of
  dilutive stock options after applying treasury
  stock method                                                                   780,515           653,636
                                                                          --------------      ------------

Adjusted shares outstanding, primary and fully
  diluted basis                                                                7,051,690         6,822,876
                                                                          --------------      ------------

Earnings per common and common equivalent share--primary and fully diluted:

Net income                                                                $          .03      $        .17
                                                                          ==============      ============



                                      17